Exhibit 99.(1)

OFFICER’S CERTIFICATE

This is to certify that the premium for the Investment Company Blanket Bondissued by National Union Fire Insurance Company of Pittsburgh, PA to Mutual ofAmerica Investment Corporation was paid for the period March 1, 2008 throughMarch 1, 2009.

Dated: April 2, 2008

/s/ Maria Brophy
Maria Brophy